Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 223 - dated Monday, August 04, 2008 (To: Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XC68	[$]	100.000%	3.150%	[$]	FIXED	7.000%
SEMI-ANNUAL
								08/15/2038	02/15/2009	$35.19	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2013 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring any time on or after 08/15/2013  at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC  Agents:  Charles Schwab & Co.,  Inc., Citi, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities, WaMu Investments

Bank of America

Offering Dates: Monday, August 04, 2008 through Monday, August 11, 2008
Trade Date: Monday, August 11, 2008 @ 12:00 PM ET
Settlement Date: Thursday, August 14, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: AA-
Fitch Inc. Rating: Subordinated:  A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08